------------------------------------------------------------------------------
                       AMERICAN FIDELITY ASSURANCE COMPANY

                                (a Stock Company)

               2000 N. CLASSEN BLVD. OKLAHOMA CITY, OKLAHOMA 73106

------------------------------------------------------------------------------

                            FLEXIBLE PREMIUM VARIABLE

                           AND FIXED DEFERRED ANNUITY

In this policy, "you" and "your" refer to the Owner. "We", "us", "our" and "Company" refer to American Fidelity Assurance Company.

POLICY  AGREEMENT
While this policy is in force, we will pay annuity and other benefits as provided in this policy. The provisions of this and the following pages and any attached application are part of this policy. This policy is issued in return for the application and payment of the first purchase payment.

RIGHT TO EXAMINE POLICY
You may return the policy to us or to our agent within 20 days after it is delivered. If returned, the policy will be void from the beginning and we will refund the greater of: the purchase payments paid; or, the Account Value as of the earlier of the date we receive the policy at our home office, or the date our agent receives the policy.

READ THIS POLICY CAREFULLY. THIS POLICY IS A LEGAL CONTRACT BETWEEN YOU AND US.

WARNING
ANY PERSON WHO KNOWINGLY, AND WITH INTENT TO INJURE, DEFRAUD OR DECEIVE ANY INSURER, MAKES ANY CLAIM FOR THE PROCEEDS OF AN INSURANCE POLICY CONTAINING ANY FALSE, INCOMPLETE OR MISLEADING INFORMATION MAY BE GUILTY OF INSURANCE FRAUD.

Signed for us at our home office in Oklahoma City, Oklahoma.




          /s/ JOHN W. REX                            /s/ STEPHEN P. GARRETT

              President                                   Secretary


              FLEXIBLE PREMIUM VARIABLE AND FIXED DEFERRED ANNUITY

                                Non-participating

ALL  PAYMENTS  AND VALUES  PROVIDED  IN THIS  POLICY,  WHEN BASED ON  INVESTMENT
EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT

                           GUIDE TO POLICY PROVISIONS

                                                    Page                                                      Page
Policy Agreement                                      1        Proceeds Payable on Death Provision (con't)
                                                                  Death of Annuitant on or After the Annuity   10
Right to Examine Policy                               1              Date

                                                                  Payment of Death Benefit                     10

Warning                                               1           Beneficiary                                  10
                                                                  Suspension or Deferral of Payments           10
Policy Schedule                                       3              Provision

Definitions                                           4        Ownership and Assignment Provisions
                                                                  Ownership                                    11
Purchase Payments                                                 Joint Owner                                  11
    Purchase Payments                                 5           Assignment of a Policy                       11
    Allocation of Purchase Payments                   5

                                                               Annuity Provisions

Variable Investment Options                                       Annuity Date                                 11
    Available Variable Investment Options             5           Selection of an Annuity Option               11
    Variable Investment Option Value                  5           Annuity Options                              12
    Accumulation Unit                                 6           Fixed Annuity                                12
    Accumulation Unit Value                           6           Variable Annuity                             12
    Net Investment Factor                             6           Variable Annuity Unit                        13
    Mortality and Expense Risk, Administrative,       6           Mortality Tables                             13
      and Distribution Expense Charges

                                                               General Provisions

Guaranteed Interest Account Provision                             The Separate Account                         13
    Guaranteed Interest Account Values                7           The Policy                                   13
    Interest                                          7           Misstatement of Age                          13
                                                                  Incontestability                             13

Policy Maintenance Charge                             7           Changes                                      14
                                                                  Section 72                                   14
Transfer Provisions                                               Non-Alienation of Benefits                   14
    Transfers During the Accumulation Period          7           Reserves                                     14
    Transfers During the Annuity Period               8           Non-Participating                            14
                                                                  Evidence of Survival                         14

Withdrawal Provisions                                             Proof of Age                                 14
    Withdrawals                                       8           Reports                                      14
    Withdrawal Charge                                 8           Taxes                                        14
    Systematic Withdrawal Program                     9

                                                               3% Life Income Table                            15
Proceeds Payable on Death Provision

    Death Benefit Amount Prior to the                 9        4% Life Income Table                            16
      Annuity Date
    Death of Owner Prior to the Annuity Date          9        5% Life Income Table                            17
    Death Benefit Options - Death of Owner            9
      Prior to the Annuity Date                                Fixed Period Table                              18
    Death of Annuitant Prior to the Annuity Date     10
    Death of Owner on or After the Annuity Date      10        Riders, if any                                  Insert

                                 POLICY SCHEDULE

ANNUITANT:  JOHN DOE                                    AGE AT ISSUE: 35

OWNER: JANE DOE                                         AGE AT ISSUE: 35

POLICY NUMBER: 1234567891                               DATE OF ISSUE:

ANNUITY DATE: 01/01/2047

POLICY MAINTENANCE CHARGE: $30 per Policy Year

MORTALITY AND EXPENSE RISK CHARGE: 1.25% of the average daily net asset value of the Separate Account per Policy Year

ADMINISTRATIVE CHARGE: .15% of the average daily net asset value of the Separate Account per Policy Year. This charge may be increased but the maximum charge will never be more than .25%.

DISTRIBUTION EXPENSE CHARGE: .10% of the average daily net asset value of the Separate Account per Policy Year. This charge may be increased but the maximum charge will never be more than .25%.

NUMBER OF FREE TRANSFERS DURING ACCUMULATION PERIOD: 12 per Policy Year

NUMBER OF FREE TRANSFERS DURING ANNUITY PERIOD: 1 Per Policy Year

TRANSFER FEE: The lesser of $25 or 2% of the amount transferred

MINIMUM AMOUNT TO BE TRANSFERRED: $500, or your entire interest in the Variable Investment Option or Guaranteed Interest Account, if less. All transfers must be in whole percentages.

MINIMUM PARTIAL WITHDRAWAL AMOUNT: $250 with exceptions for hardship. This requirement is waived if the partial withdrawal is pursuant to the Systematic Withdrawal Program.

ELIGIBLE FUNDS:

     Merrill Lynch Prime Bond Fund
     Merrill Lynch Equity Growth Fund
     Merrill Lynch American Balanced Fund
     Merrill Lynch International Equity Focus Fund
     Merrill Lynch High Current Income Fund
     Dreyfus Growth and Income Fund
     Dreyfus Socially Responsible Growth Fund
     Dreyfus Small Company Fund
     Dreyfus Stock Index Fund

                                   DEFINITIONS

We define here some of the words and phrases used in this policy. We explain others in other parts of the text.

ACCUMULATION PERIOD is the period during which you may make purchase payments.

ACCUMULATION UNIT is a unit of measure used to determine the value of your Variable Investment Option(s) during the Accumulation Period.

ACCOUNT VALUE for any Valuation Period is the sum of the values of each of the Investment Options during the Accumulation Period.

ADJUSTED ACCOUNT VALUE is the Account Value minus the Policy Maintenance Charge and taxes, if any.

ANNUITANT is the person on whose life annuity payments are based.

ANNUITY DATE is the date the annuity payments begin. The Annuity Date is shown on the Policy Schedule. (Please refer to Annuity Provisions for further details.)

ANNUITY PERIOD is the period of time during which annuity payments are made by us.

ANNUITY UNIT is the accounting unit of measure used to calculate the payment amount during the Annuity Period.

CASH VALUE at any given time, is equal to the Account Value minus taxes due, if any, minus the Withdrawal Charge and Policy Maintenance Charge that would apply if the entire value was withdrawn.

DATE OF ISSUE is the date from which policy years and policy anniversaries will be determined. The Date of Issue is shown on the Policy Schedule.

ELIGIBLE FUND is an investment entity shown on the Policy Schedule.

FIXED ANNUITY is an annuity providing payments that are guaranteed as to dollar amount by us. These payments are made during the Annuity Period.

GENERAL ACCOUNT is the general investment account which contains our assets other than those in the Separate Account or any other segregated asset account.

GUARANTEED INTEREST ACCOUNT OPTION is an investment option within the General Account which earns interest credited by us during the Accumulation Period.

INVESTMENT OPTIONS include any Guaranteed Interest Account Option and Variable Investment Option.

OWNER refers to the person or entity listed on the Policy Schedule, and is entitled to the ownership rights stated in this policy.

POLICY ANNIVERSARY means the anniversary of the Date of Issue shown on the Policy Schedule.

POLICY YEAR is the annual period which begins on the Date of Issue and each anniversary of that Date.

SEPARATE ACCOUNT means our Separate Account which provides Variable Investment Options. This account is called American Fidelity Separate Account B.

VALUATION DATE means each day on which the New York Stock Exchange and the company are open for business.

VALUATION PERIOD is the period of time beginning at the close of business of the New York Stock Exchange on each Valuation Date and ending at the close of business for the next succeeding Valuation Date.

VARIABLE ANNUITY is an annuity providing payments that vary as to dollar amount in relation to the investment performance of Variable Investment Options. These payments are made during the Annuity Period.

VARIABLE INVESTMENT OPTIONS are sub-accounts of the Separate Account. These options provide benefits which are variable and are not guaranteed as to dollar amount.

                                PURCHASE PAYMENTS

PURCHASE PAYMENTS
You may make purchase payments at any time during the Accumulation Period. You may increase, decrease, or change the frequency of such payments. However, each payment must be at least $25. If in any year no purchase payments are made, the policy will not lapse. We reserve the right to reject any application or purchase payment. We may deduct amounts from purchase payments for premium taxes, if any.

ALLOCATION OF PURCHASE PAYMENTS
We will allocate the first net purchase payment to one or more Investment Options according to your directions. Subsequent purchase payments are allocated in the same manner as the first unless you change your directions. You may change the allocations of Investment Options by using a form we accept. We reserve the right to limit the available Investment Options from which you may choose. All allocations must be in whole percentages, and must not be less than $25.

                           VARIABLE INVESTMENT OPTIONS

AVAILABLE VARIABLE INVESTMENT OPTIONS
We may, from time to time, add additional Eligible Funds to those shown on the Policy Schedule. You may be permitted to transfer account values or allocate purchase payments to the additional Variable Investment Options. However, the right to make such transfers or allocations will be limited by the terms and conditions imposed by us.

Shares of an Eligible Fund may become unavailable for investment by the Separate Account; or, we may deem further investment in shares of an Eligible Fund inappropriate. In this event, we may limit further purchase of such shares or replace shares of another Eligible Fund for shares already purchased under this policy. We will give you written notice of the removal and replacement of Eligible Funds.

VARIABLE INVESTMENT OPTION VALUE
The value of the Variable Investment Options are variable and are not guaranteed as to dollar amount. The value of a Variable Investment Option is determined by multiplying the number of Accumulation Units allocated to the Variable Investment Option by the Accumulation Unit Value.

ACCUMULATION UNIT
Accumulation Unit is a unit of measure for Variable Investment Options during the Accumulation Period. It is used to account for all amounts allocated to or withdrawn from the Variable Investment Options. Amounts allocated or withdrawn result from purchase payments, withdrawals, transfers or fees and charges. We will determine the number of Accumulation Units purchased or surrendered. This will be done by dividing the amount allocated to, or withdrawn from, the Variable Investment Option by the dollar value of one Accumulation Unit of the Variable Investment Option as of the end of the Valuation Period during which the request for the transaction is received at our home office.

ACCUMULATION UNIT VALUE
The Accumulation Unit Value is the value of one Accumulation Unit of a Variable Investment Option. The Accumulation Unit Value for each Variable Investment Option was arbitrarily set initially at $10. Subsequent Accumulation Unit Values for each Variable Investment Option are determined by multiplying the Accumulation Unit Value for the immediately preceding Valuation Period by the Net Investment Factor for the Variable Investment Option for the current period.

NET INVESTMENT FACTOR
The Net Investment Factor for each Variable Investment Option is equal to:
                           A
                          ___  -  C
                           B

"A"  equals the following and is referred to as the Adjusted Net Asset Value:

     1. the net asset value per share of the Eligible Fund held by the Variable Investment Option at the end of the current Valuation Period; plus,

     2. any dividends or gains per share of the Eligible Fund held by the Variable Investment Option for the current Valuation Period; less,


     3. any per accumulation unit amount for taxes or any amount set aside as a reserve for taxes attributable to the operation of the Separate Account for the current Valuation Period.

"B" equals the Adjusted Net Asset Value for the immediately preceding Valuation Period.

"C"   equals the charges per share deducted from the Variable  Investment Option on each Valuation Period for the Mortality and Expense Risk Charge, the Administrative Charge and the Distribution Expense Charge.

The Accumulation Unit Value may increase or decrease from Valuation Period to Valuation Period.

MORTALITY AND EXPENSE RISK, ADMINISTRATIVE, AND DISTRIBUTION EXPENSE CHARGES Each Valuation Period, we deduct charges from the Separate Account for Mortality and Expense Risk, Administration, and Distribution Expense. The Mortality and Expense Risk Charge compensates us for assuming the mortality and expense risks under this policy. The Administrative Charge compensates us for the costs associated with the administration of this policy and the Separate Account. The Distribution Expense Charge compensates us for the costs associated with the sale and distribution of the policy(ies).

The charges are equal, on an annual basis, to a percentage of the average daily net asset value of the Separate Account. The Mortality and Expense Risk, Administrative, and Distribution Expense Charges are listed on the Policy Schedule page.


                     GUARANTEED INTEREST ACCOUNT PROVISIONS

GUARANTEED INTEREST ACCOUNT VALUES
The Guaranteed Interest Account Value, at any given time, is equal to:
     1. the total of all purchase payments allocated to the Guaranteed Interest Account: plus,
     2.   any amounts transferred to the Guaranteed Interest Account; plus,
     3.   credited interest; less,
     4. any prior withdrawals and Withdrawal Charges from the Guaranteed Interest Account (see Withdrawal Charge Provision); less,
     5.   any amounts transferred from the Guaranteed Interest Account; less,
     6. any applicable premium taxes, Policy Maintenance Charges or Transfer Fees deducted from the Guaranteed Interest Account.

INTEREST
Guaranteed interest is credited to the Guaranteed Interest Account Value at a yearly rate of 3%. Interest is compounded yearly on the Policy Anniversary. We may declare additional interest at our discretion.

                            POLICY MAINTENANCE CHARGE

We deduct the Policy Maintenance Charge shown on the Policy Schedule from the Account Value each year. We will deduct this Charge by subtracting values from the Guaranteed Interest Account and/or by surrendering Accumulation Units from each applicable Variable Investment Option. This Charge reimburses us for expenses relating to maintenance of this policy. The Policy Maintenance Charge will be deducted from the Investment Options in the same proportion as the values of the Variable Investment Option(s) and the Guaranteed Interest Account Option bear to the total Account Value. During the Annuity Period, the Policy Maintenance Charge will be deducted pro-rata from Annuity Payments. This deduction will result in a reduction of each Annuity Payment.

We reserve the right to change the Policy Maintenance Charge; however, this Charge will never exceed the maximum of $36 per Policy Year.

During the Accumulation Period, the Policy Maintenance Charge will be deducted from the Account Value on each Policy Anniversary while this policy is in force.

                               TRANSFER PROVISIONS

You may direct transfers of assets between all Investment Options of this policy. A transfer request must be in a form we accept. We reserve the right to limit the number of transfers that may be made.

If you elect to use this transfer privilege, we will not be liable for transfers made as instructed by you. Amounts, Accumulation Units and Annuity Units eligible for transfer will be determined as of the end of the Valuation Period during which the request for transfer is received at our home office. All transfers must be in whole percentages. All asset transfers on a given date count as one transfer.

We reserve the right, at any time and without prior notice, to end, suspend or change the transfer privilege described.

TRANSFERS DURING THE ACCUMULATION PERIOD
The number of free transfers you may make each Policy Year during the Accumulation Period is shown on the Policy Schedule. We will charge a transfer fee for each transfer over the number of free transfers allowed in a Policy
Year. This transfer fee is shown on the Policy Schedule. The transfer fee is deducted from the Investment Option which is the source of the transfer. If your entire interest in an Investment Option is being transferred, the amount being transferred will be reduced by the transfer fee. If there are multiple source Investment Options, the transfer fee will be deducted pro-rata from each source Investment Option.

TRANSFERS DURING THE ANNUITY PERIOD
During the Annuity Period, you may transfer Annuity Unit values among the Variable Investment Options. You may also transfer Annuity Unit values from the Variable Investment Options underlying a Variable Annuity to provide a Fixed Annuity. You may make only one transfer per Policy Year during the Annuity Period. There will be no fee charged for this privilege. You will not be allowed to transfer from your Fixed Annuity to a Variable Investment Option.

                              WITHDRAWAL PROVISIONS

WITHDRAWALS
During the Accumulation Period, you may withdraw all or some of the Cash Value. You must apply using a form we accept. Any partial withdrawal amount must be at least the amount shown on the Policy Schedule, but must not reduce the Account Value below $100.00. Any amount withdrawn will be deducted from the Investment Option(s) in the same proportion as the Variable Investment Option(s) and the Guaranteed Interest Account Option values bear to the total Account Value. In the event you wish to withdraw amounts in any other proportion, you must specify the Investment Option(s) to be surrendered using a form we accept. If a total withdrawal is made on other than a Policy Anniversary, the Policy Maintenance Charge will be deducted at the time of withdrawal. We will mail any payment within seven days after the date of receipt of the acceptable request unless the Suspension or Deferral of Payment Provision is in effect.



WITHDRAWAL CHARGE
During the first Policy Year, any withdrawals will have a Withdrawal Charge. After the first Policy Year, you may make a withdrawal of up to 10% of the Account Value once each Policy Year without incurring a Withdrawal Charge. This 10% free withdrawal amount will not be carried forward to the next Policy Year.

The Withdrawal Charge is a percentage of the amount withdrawn in excess of the free withdrawal amount as shown below:

         Policy              Withdrawal           Policy            Withdrawal
          Year                Charge %             Year              Charge %
             1                      8%              6                   3%
             2                      7%              7                   2%
             3                      6%              8                   1%
             4                      5%              9+                  0%
             5                      4%

The Charge is calculated at the time of each withdrawal. The Withdrawal Charge will never exceed 8% of the total purchase payments. For partial withdrawals, the Charge will be deducted from the Account Value remaining in the policy. No Withdrawal Charge will be applied upon payment of a death benefit or payment under any Life, Joint and Survivor, or Period Certain annuity providing at least seven annual or 72 monthly payments.

SYSTEMATIC WITHDRAWAL PROGRAM
After the first Policy Year, you may be able to participate in a Systematic Withdrawal Program in lieu of the 10% free withdrawal option. If the total amount of systematic withdrawals during a Policy Year exceeds the 10% free withdrawal, a Withdrawal Charge will be incurred. During the Policy Year that systematic withdrawals begin, the 10% free withdrawal will be based on the Account Value on the Valuation Date immediately preceding the date the request for systematic withdrawals is processed. The request must be made on a form that we accept. During subsequent years, the free withdrawal will be based on the Account Value on the last Policy Anniversary. Systematic Withdrawals can be made monthly, quarterly or semi-annually. We reserve the right to: limit the terms and conditions under which systematic withdrawals can be elected; and, stop offering any or all systematic withdrawals at any time.

                            PROCEEDS PAYABLE ON DEATH

DEATH BENEFIT AMOUNT PRIOR TO THE ANNUITY DATE
The death benefit will be the greater of the purchase payments, less any withdrawals and Withdrawal Charges; or, Adjusted Account Value determined as of the Valuation Period during which we receive both due proof of death and an election for the payment period.

DEATH OF OWNER PRIOR TO THE ANNUITY DATE
If you or any Joint Owner die prior to the Annuity Date, the death benefit will be paid to the Beneficiary you designate. Upon the death of any Joint Owner, the surviving Joint Owner, if any, will be treated as the Primary Beneficiary. Any other Beneficiary designation on record at the time of death will be treated as a Contingent Beneficiary. The death benefit will be paid under one of the Death Benefit Options below. If the Beneficiary is your spouse, he or she may continue this policy as the Owner.

DEATH BENEFIT OPTIONS - DEATH OF OWNER PRIOR TO THE ANNUITY DATE
In the event of the death of the Owner or any Joint Owner prior to the Annuity Date, a non-spousal Beneficiary must elect the death benefit to be paid under one of the following options:
     1.   lump sum payment of the death benefit;
     2. payment of the entire death benefit within five years of the date of your death or the death of any Joint Owner; or,
     3.   payment of the death benefit under an Annuity Option provided that:
          a. the annuity is distributed over the lifetime of the Beneficiary or over a period not extending beyond the life expectancy of the Beneficiary; and,
          b. the distribution begins within one year of the date of your death or any Joint Owner's death.

Any portion of the death benefit that is not applied under an Annuity Option within one year of the date of death must be distributed within five years of the date of death.

A spousal Beneficiary may:
     1. elect to continue this policy in his or her own name at the current Account Value;
     2.   elect a lump sum payment of the death benefit; or,
     3.   apply the death benefit to an Annuity Option.

If the deceased Owner was also the Annuitant and the spousal Beneficiary elects to continue the policy or apply the death benefit to an Annuity Option, the spousal Beneficiary will become the new Annuitant.

If a lump sum payment is requested, the amount will be paid within seven days of receipt of proof of death and the election, unless the Suspension or Deferral of Payments Provision is in effect. Payment to the Beneficiary, other than in a lump sum, may only be elected during the 60 day period beginning with the date of receipt of proof of death.

DEATH OF ANNUITANT PRIOR TO THE ANNUITY DATE
If you are not the Annuitant and the Annuitant dies prior to the Annuity Date, the death benefit will be paid to the Beneficiary. The death benefit will be paid in a lump sum payment and must be paid in full within five years of the date of death. If the Owner is a non-individual, the death of any Annuitant will be treated as the death of the Owner.

DEATH OF OWNER ON OR AFTER THE ANNUITY DATE
If you, or any Joint Owner who is not the Annuitant, die during the Annuity Period, any remaining payments under the Annuity Option elected will continue at least as rapidly as under the method of distribution in effect at your death or such Joint Owner's death. Upon the death of any Owner during the Annuity Period, the Beneficiary becomes the Owner. Upon the death of any Joint Owner during the Annuity Period, the surviving Joint Owner, if any, will be treated as the Primary Beneficiary. Any other Beneficiary designation on record at the time of death will be treated as a Contingent Beneficiary.

DEATH OF ANNUITANT ON OR AFTER THE ANNUITY DATE
Upon the death of an Annuitant on or after the Annuity Date, the death benefit, if any, will be as specified in the Annuity Option elected. Death benefits will be paid at least as rapidly as under the method of distribution in effect at the Annuitant's death.

PAYMENT OF DEATH BENEFIT
We will require due proof of death before any death benefit is paid. All death benefits will be paid in accordance with applicable law or regulations governing death benefit payments.

BENEFICIARY
The Beneficiary is the person or entity who will receive the death benefit payable under this policy. The Beneficiary designation in effect on the Date of Issue will remain in effect, unless changed. Unless you provide otherwise, the death benefit will be paid in equal shares or all to the survivor as follows:
     1. to the Primary Beneficiary who survives the Owner's and/or the Annuitant's death as applicable; or if there is none,
     2. to the Contingent Beneficiaries who survive the Owner's and/or the Annuitant's death, as applicable; or if there are none,
     3.   to your estate or legal successors.

In the event the Beneficiary and the Owner or Annuitant, as applicable, die at the same time, we will assume that the Beneficiary died first for purpose of payment of the death benefit. You can name any Beneficiary to be an irrevocable Beneficiary. The interest of an irrevocable Beneficiary cannot be changed without his or her consent. Otherwise, you can change Beneficiaries as explained below.

You can change the Beneficiary at any time during the Annuitant's life. To do so, send a request to our home office. The request must be on a form we accept. The change will go into effect when signed, subject to any payments we make or actions we take before we record the change. A change cancels all prior Beneficiaries, except a change will not cancel any irrevocable Beneficiary without his or her consent. The interest of the Beneficiary will be subject to: any assignment of this policy which is binding on us; and, any annuity income option in effect at the Annuitant's death.

SUSPENSION OR DEFERRAL OF PAYMENTS PROVISION
We reserve the right to suspend or postpone payments from the Separate Account for a withdrawal or transfer for any period when:
     1. the New York Stock Exchange is closed (other than customary weekend and holiday closings);
     2.   trading on the New York Stock Exchange is restricted;
     3. an emergency exists as a result of which disposal of securities held in the Separate Account is not reasonably practicable or it is not reasonably practicable to determine the value of the Separate Account's net assets; or,
     4. during any other period when the Securities and Exchange Commission, by order, so permits for the protection of Owners; provided that applicable rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions described in 2 and 3 exist.

We further reserve the right to postpone payment from the Guaranteed Interest Account for a period of up to six months.

                       OWNERSHIP AND ASSIGNMENT PROVISIONS

OWNERSHIP
As the Owner, you can exercise the rights given by this policy. You can name a new Owner. A change of Owner will revoke any prior designation of Owner. Any change in ownership must be sent to our home office on a form we accept. The change will go into effect when it is signed, subject to any payments we make or other actions we take before we record it. We will not be liable for any payment made or action taken before we record the change.

JOINT OWNER
A policy may be owned by Joint Owners. If Joint Owners are named, any Joint Owner must be the spouse of the other Owner. Upon the death of either Owner, the surviving spouse will be the Primary Beneficiary. Any other Beneficiary designation will be treated as a Contingent Beneficiary unless otherwise indicated in a form we accept.

ASSIGNMENT OF A POLICY
During the Annuitant's life, you can assign some or all of your rights under this policy to someone else. A signed copy of the assignment must be sent to our home office on a form we accept. The assignment will go into effect when it is signed, subject to any payments we make or other actions we take before we record it. We are not responsible for the validity or effect of any assignment. If there are irrevocable Beneficiaries, you need their consent before assigning your ownership rights in the policy. Any assignment made after the death benefit has become payable will be valid only with our consent. If the policy is assigned, your rights may only be exercised with the consent of the assignee of record.

                               ANNUITY PROVISIONS

ANNUITY DATE
You may select an Annuity Date at any time during the Accumulation Period. You must notify us of this date at least 30 days prior to the date you wish your annuity payments to begin. The Annuity Date must be the first day of a calendar month. The Annuity Date may not be later than the earlier of when the Annuitant reaches attained age 85 or the maximum date permitted under state law. Prior to the Annuity Date, you may, subject to the above, change the Annuity Date by written request. Any change must be requested at least 30 days prior to the new Annuity Date.

SELECTION OF AN ANNUITY OPTION
A selection to receive annuity payments under an annuity option described below must be made at least 30 days prior to the Annuity Date. If no option is selected, Option 2 with 120 monthly payments guaranteed will automatically be applied. Prior to the Annuity Date, you may change the Annuity Option selected by written request. Any change must be requested at least 30 days prior to the Annuity Date. If an option is based on life expectancy, proof of the payee's date of birth will be required.

ANNUITY OPTIONS
You may elect to have a Fixed Annuity, a Variable Annuity, or a combination Fixed Annuity and Variable Annuity. Depending on your election, the Adjusted Account Value will be applied to provide the annuity payment. If no election has been made 30 days prior to the Annuity Date, amounts in fixed investment options will be used to provide a fixed annuity and amounts in variable investment options will be used to provide a variable annuity.

The amount of the first annuity payment will depend on the Annuity Option elected and the age of the Annuitant at the time the first payment is due. The Adjusted Account Value will be applied to the applicable Annuity Table based upon the Annuity Option you selected. The Annuity Tables show the amount of the first annuity payments for each $1,000 of Adjusted Account Value.

The following Annuity Options, or any other annuity option acceptable to us, may be selected:

     OPTION 1. LIFETIME ONLY ANNUITY: We will make monthly payments during the life of the Annuitant. If this option is elected, payments will cease immediately upon the death of the Annuitant and the annuity will end without further value.

     OPTION 2. LIFETIME ANNUITY WITH GUARANTEED PERIODS: We will make monthly payments for the guaranteed period selected and thereafter for the life of the Annuitant. Upon the death of the Annuitant, any amounts remaining under the guaranteed period selected will be distributed to the Beneficiary at least as rapidly as under the method of distribution being used as of the date of the Annuitant's death. The guaranteed period may be 10 years or 20 years.

     OPTION 3. JOINT AND SURVIVOR ANNUITY: We will make monthly payments during the joint lifetime of the Annuitant and a Joint Annuitant. Payments will continue during the lifetime of the surviving Annuitant and will be computed on the basis of 100%, 66 2/3% or 50% of the annuity payment in effect during the joint lifetime. Annuity Tables are available upon request.

     OPTION 4. PERIOD CERTAIN: We will make monthly payments for a specified period. The specified period must be at least five years and cannot be more than 30 years. This option is available as a Fixed Annuity only.

FIXED ANNUITY
You may elect to have the Adjusted Account Value applied to provide a Fixed Annuity. The dollar amount of each payment will be at least as great as that determined in accordance with the 3% Annuity Table. The Fixed Annuity provides a 3% annual guaranteed interest rate on all Annuity Options. We may pay or credit excess interest on a Fixed Annuity at our discretion.

VARIABLE ANNUITY
You may elect to have the Adjusted Account Value applied to provide a Variable Annuity. Variable Annuity payments reflect the investment performance of the Separate Account in accordance with the allocation of the Adjusted Account Value to the Variable Investment Options during the Annuity Period. Variable Annuity payments are not guaranteed as to dollar amount.

The dollar amount of the first Variable Annuity payment is determined in accordance with the second paragraph in the Annuity Options section. We will determine the number of Annuity Units payable for each payment We will divide the dollar amount of the first annuity payment by the Annuity Unit Value for each applicable Variable Investment Option on the Annuity Date. This sets the number of Annuity Units for each applicable Variable Investment Option. The number of Annuity Units payable remains the same unless you transfer a portion of the annuity benefit to another Variable Investment Option or to a Fixed Annuity. The dollar amount is not fixed and will change from month to month.

The dollar amount of the Variable Annuity payments for each applicable Variable Investment Option after the first payment is determined by multiplying the fixed number of Annuity Units per payment in each Variable Investment Option by the Annuity Unit Value for the Variable Investment Option for the last Valuation Period of the month preceding the month for which the payment is due. This result is the dollar amount of the payment for each applicable Variable Investment Option. The total dollar amount of each Variable Annuity payment is the sum of all Variable Investment Option Annuity payments reduced by the applicable portion of the Policy Maintenance Charge.

VARIABLE ANNUITY UNIT
The value of any Annuity Unit for each Variable Investment Option was arbitrarily set initially at $10. The Variable Investment Option Annuity Unit Value at the end of any subsequent Valuation Period is determined as follows:
     1. The Net Investment Factor for the current Valuation Period is multiplied by the value of the Annuity Unit for the Variable Investment Option for the immediately preceding Valuation Period.
     2. The result is then divided by the Assumed Investment Rate Factor which equals 1.00 plus the Assumed Investment Rate for the number of days since the preceding Valuation Date.

You can choose either a 3%, 4%, or 5% Assumed Investment Rate. If you do not choose an Assumed Investment Rate, the Assumed Investment Rate for your Annuity Option will be 3%.

The Assumed Investment Rate is the assumed rate of return used to determine the first annuity payment for a Variable Annuity Option. A higher Assumed Investment Rate will result in a higher first payment. Choice of a lower Assumed Investment Rate will result in a lower first payment. Payments will increase whenever the actual return exceeds the chosen rate. Payments will decrease whenever the actual return is less than the chosen rate.

MORTALITY TABLES
The mortality table used in establishing the Annuity Tables is the Modified 1983 Table a mortality table. The dollar amount of an annuity payment for any age not shown in the Tables, or for any other form of Annuity Option agreed to by us, will be provided by us upon request.

                               GENERAL PROVISIONS

THE SEPARATE ACCOUNT
The Separate Account, American Fidelity Separate Account B, consists of assets set aside by us, which are kept separate from that of the general assets and all other Separate Account assets of the company. The assets of the Separate Account equal to reserves and other policy liabilities with respect to the Separate Account will not be chargeable with liabilities arising out of any other business we may conduct.

THE POLICY
The entire contract consists of this policy and any attached endorsements and application. A copy of the application is attached to the policy.

MISSTATEMENT OF AGE
If the age of any payee has been incorrectly stated, any benefits payable under this policy will be those that the purchase payments would have purchased for the correct age. After annuity payments have begun, any underpayments will be made up in one sum with the next annuity payment. Any overpayments will be deducted from future annuity payments until the total is repaid.

INCONTESTABILITY
This policy will not be contestable from the Date of Issue.

CHANGES
Any change in this policy or waiver of its provisions must be made in writing and signed by an authorized officer of the Company.

SECTION 72
In the event of any conflict between Section 72 of the Internal Revenue Code and the terms of this policy, such Internal Revenue Code section will govern so as to maintain the treatment of this policy as an annuity policy.

NON-ALIENATION OF BENEFITS
To the extent allowed by law, the values represented in this policy will be free from creditor's claims or legal process brought against you or any payee. The Annuitant, if other than the Owner, shall have no right to assign, sell or otherwise decrease the value of this policy.

RESERVES
The reserves and guaranteed values for this policy will at no time be less than the minimum benefits required by law of the state in which it is delivered.

NON-PARTICIPATING
This policy is non-participating. It does not share in the profits of the Company.

EVIDENCE OF SURVIVAL
We may require satisfactory evidence of the continued survival of any person(s) on whose life annuity payments are based.

PROOF OF AGE
We may require evidence of age of any Annuitant and any Owner.

REPORTS
At least once each calendar year, we will furnish you with a report showing the Account Value and any other information as may be required by law. We will also furnish an annual report of the Separate Account.

TAXES
Any taxes paid to any governmental entity relating to any policy may be deducted from the purchase payment or Account Value when incurred. We will determine when taxes have resulted from: the investment experience of the Separate Account; receipt by us of the purchase payments; or, commencement of annuity payments. We may pay taxes when due and deduct that amount from the Account Value at a later date. Payment at an earlier date does not waive any right we may have to deduct amounts at a later date. We reserve the right to establish a provision for federal income taxes if we determine that we will incur a tax as a result of the operation of the Separate Account. We will deduct for any income taxes incurred by us as a result of the operation of the Separate Account. We will deduct this tax whether or not there was a provision for taxes and whether or not it was sufficient. We will deduct any withholding taxes required by law.

                                                      3% LIFE INCOME TABLE

------------------------------------------------------------------------------------------------------------
                                          MONTHLY LIFE INCOME PER $1,000 OF CASH VALUE
------------------------------------------------------------------------------------------------------------
                                   LIFE INCOME                     LIFE INCOME                  LIFE INCOME
               AGE                    ONLY                           WITH 10                       WITH 20
              LAST                NO GUARANTEED                      YEARS                        YEARS
          BIRTHDAY                   PERIOD                        GUARANTEED                    GUARANTEED

                 50                        $ 3.90                   $ 3.89                        $ 3.82
                 51                          3.97                     3.95                          3.88
                 52                          4.03                     4.01                          3.93
                 53                          4.10                     4.08                          3.99
                 54                          4.18                     4.15                          4.04
                 55                          4.25                     4.22                          4.11
                 56                          4.34                     4.30                          4.17
                 57                          4.42                     4.38                          4.23
                 58                          4.52                     4.47                          4.30
                 59                          4.61                     4.56                          4.37
                 60                          4.72                     4.66                          4.44
                 61                          4.83                     4.76                          4.51
                 62                          4.95                     4.86                          4.58
                 63                          5.07                     4.98                          4.65
                 64                          5.21                     5.10                          4.72
                 65                          5.35                     5.22                          4.79
                 66                          5.51                     5.36                          4.86
                 67                          5.67                     5.50                          4.93
                 68                          5.85                     5.65                          5.00
                 69                          6.04                     5.80                          5.06
                 70                          6.25                     5.96                          5.12
                 71                          6.47                     6.14                          5.18
                 72                          6.71                     6.31                          5.23
                 73                          6.97                     6.50                          5.28
                 74                          7.26                     6.69                          5.32
                 75                          7.56                     6.89                          5.35


                                                4% LIFE INCOME TABLE

----------------------------------------------------------------------------------------------------------
                                     MONTHLY LIFE INCOME PER $1,000 OF CASH VALUE
----------------------------------------------------------------------------------------------------------
                                     LIFE INCOME                    LIFE INCOME                   LIFE INCOME
               AGE                      ONLY                          WITH 10                        WITH 20
              LAST                  NO GUARANTEED                      YEARS                         YEARS
          BIRTHDAY                     PERIOD                        GUARANTEED                    GUARANTEED

                50                     $4.50                          $4.47                         $4.40
                51                      4.56                           4.53                          4.45
                52                      4.62                           4.59                          4.50
                53                      4.69                           4.66                          4.56
                54                      4.76                           4.72                          4.61
                55                      4.84                           4.80                          4.67
                56                      4.92                           4.87                          4.73
                57                      5.00                           4.95                          4.79
                58                      5.09                           5.03                          4.85
                59                      5.19                           5.12                          4.91
                60                      5.29                           5.22                          4.98
                61                      5.40                           5.32                          5.05
                62                      5.52                           5.42                          5.11
                63                      5.65                           5.53                          5.18
                64                      5.78                           5.65                          5.25
                65                      5.92                           5.77                          5.32
                66                      6.08                           5.90                          5.39
                67                      6.24                           6.04                          5.45
                68                      6.42                           6.19                          5.51
                69                      6.61                           6.34                          5.58
                70                      6.81                           6.50                          5.63
                71                      7.04                           6.67                          5.69
                72                      7.28                           6.84                          5.73
                73                      7.54                           7.02                          5.78
                74                      7.83                           7.21                          5.82
                75                      8.14                           7.40                          5.85


                                            5% LIFE INCOME TABLE

------------------------------------------------------------------------------------------------------------
                                MONTHLY LIFE INCOME PER $1,000 OF CASH VALUE
------------------------------------------------------------------------------------------------------------
                                   LIFE INCOME                     LIFE INCOME                   LIFE INCOME
               AGE                    ONLY                          WITH 10                        WITH 20
              LAST                NO GUARANTEED                      YEARS                          YEARS
          BIRTHDAY                   PERIOD                        GUARANTEED                     GUARANTEED

                50                     $5.12                          $5.09                           $5.01
                51                      5.17                           5.14                            5.05
                52                      5.23                           5.20                            5.10
                53                      5.30                           5.26                            5.15
                54                      5.37                           5.33                            5.20
                55                      5.44                           5.40                            5.26
                56                      5.52                           5.47                            5.31
                57                      5.60                           5.54                            5.37
                58                      5.69                           5.62                            5.43
                59                      5.79                           5.71                            5.49
                60                      5.89                           5.80                            5.55
                61                      6.00                           5.90                            5.61
                62                      6.11                           6.00                            5.67
                63                      6.23                           6.11                            5.74
                64                      6.37                           6.22                            5.80
                65                      6.51                           6.34                            5.87
                66                      6.66                           6.47                            5.93
                67                      6.82                           6.60                            5.99
                68                      7.00                           6.74                            6.05
                69                      7.19                           6.89                            6.11
                70                      7.39                           7.05                            6.16
                71                      7.62                           7.21                            6.21
                72                      7.86                           7.38                            6.26
                73                      8.12                           7.56                            6.30
                74                      8.41                           7.74                            6.34
                75                      8.72                           7.93                            6.37

                                            FIXED PERIOD TABLE

-----------------------------------------------------------------------------------------------------------------

                                   PAYMENT FOR EACH $1,000 OF PROCEEDS

-----------------------------------------------------------------------------------------------------------------
      YEARS OF                                                   YEARS OF
       FIXED           ANNUAL               MONTHLY                 FIXED            ANNUAL              MONTHLY
      PERIOD           PAYMENT              PAYMENT                PERIOD            PAYMENT             PAYMENT

      5                                     $  17.91                   18             $70.59              $5.96
      6                $179.22                 15.14                   19              67.78               5.73
      7                  155.83                13.16                   20              65.26               5.51
      8                  138.31                11.68                   21              62.98               5.32
      9                  124.69                10.53                   22              60.92               5.15
      10                 113.82                 9.61                   23              59.04               4.99
      11                 104.93                 8.86                   24              57.33               4.84
      12                  97.54                 8.24                   25              55.76               4.71
      13                  91.29                 7.71                   26              54.31               4.59
      14                  85.95                 7.26                   27              52.97               4.47
      15                  81.33                 6.87                   28              51.74               4.37
      16                  77.29                 6.53                   29              50.60               4.27
      17                  73.74                 6.23                   30              49.53               4.18